EXHIBIT 99.1
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         LYNDHURST, NJ--February 23, 1999--Movado Group, Inc. (Nasdaq:MOVA)
announced today the successful completion of the sale of Movado Group's Piaget business to VLG North America, Inc., a wholly-owned subsidiary of Vendome, for approximately $30 million. VLG will now hold the exclusive right to distribute Piaget watches and jewelry in the United States, Canada and the Caribbean.

         Efraim Grinberg, President of Movado Group, stated, "The sale of the Piaget business reinforces our strong commitment to the development of the Movado Group's manufactured brands, which include the successful Movado, Concord, ESQ and Coach lines. Going forward, we will concentrate our efforts on further developing these brands, as well as our retail store concept, through focused advertising and distribution strategies, as well as new product introductions."

         Movado Group, Inc. designs, manufactures, and distributes Movado, Concord, ESQ and Coach watches and is the exclusive distributor of Swiss-manufactured Corum watches in the United States, Canada, Central America and the Caribbean.

         This press release contains certain forward-looking statements with respect to the future performance of Movado Group that involve risks and uncertainties. Movado's actual results could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's ability to successfully introduce and sell new products, changes in consumer demand for the Company's products, risks relating to the retail industry, import restrictions, competition, seasonality and other factors discussed in Movado's filings with the Securities and Exchange Commission.

         CONTACT: Movado Group, Inc.

         Efraim Grinberg
         President
         201-460-4800

         or

         Investor Relations:

         Christine DiSanto/Caroline Eustace/
         Bernadette Maglione
         Press: Michael McMullan
         Morgen-Walke Associates
         212-850-5600